Exhibit 2.1

SECURITIES EXCHANGE AGREEMENT

This SECURITIES EXCHANGE AGREEMENT, dated as of January 10, 2014 (the “Agreement”) by and among BLUE SUN MEDIA, INC., a Nevada corporation (“BLES”), APPLE GREEN INTERNATIONAL LIMITED, a company incorporated under the laws of Republic of Seychelles (“Apple Green”), and APPLE GREEN VENTURE SDN. BHD., a company incorporated under the laws of Malaysia and the sole shareholder of Apple Green (“Apple Green Shareholder”).

WHEREAS, the authorized capital of BLES is 520,000,000 shares, consisting of 500,000,000 shares of common stock, par value $.0001 per share (the “BLES Common Stock") and 20,000,000 shares of preferred stock, par value $.0001 per share (the “BLES Preferred Stock”), with 10,200,000 shares of BLES Common Stock issued and outstanding.

WHEREAS, the Apple Green Shareholder owns 100% of the total outstanding shares, par value $1.00 of Apple Green (“Apple Green Equity Interest”);

WHEREAS, the Apple Green Shareholder wish to transfer all of the Apple Green Equity Interest to BLES in exchange for an aggregate of 389,800,000 newly issued shares of BLES Common Stock;

WHEREAS, it the intention of the parties that:  (i) the said exchange of shares shall qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”); and (ii) the said exchange shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended and in effect on the date of this Agreement (the “1933 Act”).

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the parties hereto hereby agree as follows:

ARTICLE I

EXCHANGE OF SECURITIES

Section 1.1             Agreement of  Apple Green Shareholder and BLES to Exchange Common Stock for all equity interests of Apple Green.  On the Closing Date (as hereinafter defined) and upon the terms and subject to the conditions set forth in this Agreement, Apple Green Shareholder shall sell, assign, transfer, convey and deliver all of the Apple Green Equity Interests to BLES, and BLES shall accept all of the outstanding equity interests of Apple Green from Apple Green Shareholder in exchange for the issuance to the Apple Green Shareholder a total of 389,800,000 shares of Common Stock of BLES (the “Securities”).

Section 1.2            Closing.  The closing of the exchange to be made pursuant to this Agreement (the "Closing") shall take place at 10:00 a.m. E.S.T. on the second business day after the conditions to closing set forth in Articles V and VI have been satisfied or waived, or at such other time and date as the parties hereto shall agree in writing (the "Closing Date"), at the offices of Ofsink, LLC, 900 Third Avenue, 5th Floor, New York, New York 10022. At the Closing, Apple Green Shareholder shall cause BLES to be registered as the shareholder of a total of One (1) share, par value $1.00 of Apple Green, representing 100% of total outstanding equity of Apple Green.  In full consideration and exchange for all equity interests of Apple Green, BLES shall issue and exchange to Apple Green Shareholder 389,800,000 shares of the BLES Common Stock as set forth on Exhibit A.

Section 1.3           Tax Treatment. The exchange described herein is intended to comply with Section 368(a)(1)(B) of the Code, and all applicable regulations thereunder.  In order to ensure compliance with said provisions, the parties agree to take whatever steps may be necessary, including, but not limited to, the amendment of this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF BLES

BLES hereby represents, warrants and agrees as follows:

Section 2.1           Corporate Organization.  BLES is a corporation duly organized, validly existing and in good standing under the laws of Nevada, and has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted and is duly qualified to do business in good standing in each jurisdiction in which the nature of the business conducted by BLES or the ownership or leasing of its properties makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a material adverse effect on the business, operations, properties, assets, condition or results of operation of BLES (a "Material Adverse Effect");

Section 2.2           Capitalization of BLES.  The authorized capital stock of BLES consists of 500,000,000 shares of Common Stock and 20,000,000 shares of preferred stock, par value $.0001 per share (“Preferred Stock”). Of such authorized capital, 102,000,000 shares of Common Stock and no Preferred Stock are issued and outstanding as of the date hereof. All of the Common Stock to be issued pursuant to this Agreement have been duly authorized and will be validly issued, fully paid and non-assessable and no personal liability will attach to the ownership thereof.  As of the date of this Agreement there are and as of the Closing Date, there will be, no outstanding options, warrants, agreements, commitments, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any shares of capital stock or any un-issued or treasury shares of capital stock of BLES, except for the Common Stock to be issued pursuant to this Agreement.

Section 2.3           Subsidiaries and Equity Investments.  BLES does not own any subsidiaries or equity interest in corporations, partnerships or joint ventures.

Section 2.4          Authorization and Validity of Agreements.  BLES has all corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by BLES and the consummation by BLES of the transactions contemplated hereby have been duly authorized by all necessary corporate action of BLES, and no other corporate proceedings on the part of BLES are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

Section 2.5           No Conflict or Violation.  The execution, delivery and performance of this Agreement by BLES does not and will not violate or conflict with any provision of its Articles of Incorporation or By-laws, and does not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, nor violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under, or give to any other entity any right of termination, amendment, acceleration or cancellation of, any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which BLES is a party or by which it is bound or to which any of their respective  properties or assets is subject, nor will it result in the creation or imposition of any lien, charge or encumbrance of any kind whatsoever upon any of the properties or assets of BLES, nor will it result in the cancellation, modification, revocation or suspension of any of the licenses, franchises, permits to which BLES is bound.

Section 2.6           Consents and Approvals.  No consent, waiver, authorization or approval of any governmental or regulatory authority, domestic or foreign, or of any other person, firm or corporation, is required in connection with the execution and delivery of this Agreement by BLES or performance by BLES of its obligations hereunder.

Section 2.7           Absence of Certain Changes or Events.  Since its inception:

(a)           BLES is not currently engaged in any business and have not engaged in any operations and have been dormant. As of the date of this Agreement, there is no, and as of the Closing Date there shall not be any, event, condition, circumstance or prospective development which threatens or may threaten to have a material adverse effect on the assets, properties, operations, prospects, net income or financial condition of BLES; and

(b)           there has not been, and as of the Closing Date there shall not be, any declaration, setting aside or payment of dividends or distributions with respect to shares of capital stock of BLES or any redemption, purchase or other acquisition of any capital stock of BLES or any other of BLES’s securities.

Section 2.8           Survival.  Each of the representations and warranties set forth in this Article II shall be deemed represented and made by BLES at the Closing as if made at such time and shall survive the Closing for a period terminating on the first anniversary of the date of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF APPLE GREEN

Apple Green represents, warrants and agrees as follows:

Section 3.1           Corporate Organization.

(a)           Apple Green is duly organized, validly existing and in good standing under the laws of Republic of Seychelles and has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted and is duly qualified to do business in good standing in each jurisdiction in where the nature of the business conducted by Apple Green or the ownership or leasing of its properties makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a material adverse effect on the business, operations, properties, assets, condition or results of operation of Apple Green (a " Apple Green Material Adverse Effect").  Except as set forth in Schedule 3.1(a), the Company has no subsidiaries.

(b)           Copies of the Memorandum and Articles of Association of Apple Green, with all amendments thereto to the date hereof, have been furnished to BLES, and such copies are accurate and complete as of the date hereof.  Apple Green does not own or maintain any minute books that contain the minutes of all meetings of the Board of Directors and the shareholder of Apple Green as of the date of this Agreement.

Section 3.2           Capitalization of Apple Green; Title to the Apple Green Equity Interests.  On the Closing Date, immediately before the transactions to be consummated pursuant to this Agreement, Apple Green has a total of 1 share of capital stock issued and outstanding. Apple Green Shareholder shall own 100% of the equity interests of Apple Green immediately prior to the Closing.

Section 3.3           Disclosure.  This Agreement, the schedules hereto and any certificate attached hereto or delivered in accordance with the terms hereby by or on behalf of Apple Green in connection with the transactions contemplated by this Agreement, when taken together, do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein and/or therein not misleading.

Section 3.4           Survival.  Each of the representations and warranties set forth in this Article III shall be deemed represented and made by Apple Green at the Closing as if made at such time and shall survive the Closing for a period terminating on the first anniversary of the date of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF APPLE GREEN SHAREHOLDER

The Apple Green Shareholder represents, warrants and agrees as follows:

Section 4.1           Authorization and Validity of Agreements. The Apple Green Shareholder is duly organized, validly existing and in good standing under the laws of Malaysia. The Apple Green Shareholder has all entity power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and the execution and delivery of this Agreement by such Apple Green Shareholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action and no other proceedings on the part of the Apple Green Shareholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. No approvals by the shareholders of Apple Green are required for Apple Green Shareholder to consummate the transactions contemplated hereby.

Section 4.2           No Conflict or Violation.  The execution, delivery and performance of this Agreement by Apple Green Shareholder does not and will not violate or conflict with any provision of the constituent documents of the Apple Green Shareholder, and does not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority.

Section 4.3           Investment Representations.  (a) All of the Common Stock to be acquired by Apple Green Shareholder pursuant to this Agreement will be acquired hereunder solely for the account of Apple Green Shareholder, for investment, and not with a view to the resale or distribution thereof. The Apple Green Shareholder understands and is able to bear any economic risks associated with Apple Green Shareholder’s investment in the Common Stock. The Apple Green Shareholder has had full access to all the information. The Apple Green Shareholder considers necessary or appropriate to make an informed investment decision with respect to the Common Stock to be acquired under this Agreement.

Section 4.4           Apple Green Shareholder Status.

(i)             The Apple Green Shareholder agrees and acknowledges that it was not, a “U.S. Person” (as defined below) at the time the it was issued the Securities and as of the date hereof:

(A)           Any natural person resident in the United States;

(B)           Any partnership or corporation organized or incorporated under the laws of the United States;

(C)           Any estate of which any executor or administrator is a U.S. person;

(D)           Any trust of which any trustee is a U.S. person;

(E)           Any agency or branch of a foreign entity located in the United States;

(F)            Any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. person;

(G)           Any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident of the United States; and

(H)          Any partnership or corporation if (i) organized or incorporated under the laws of any foreign jurisdiction and (ii) formed by a U.S. person principally for the purpose of investing in securities not registered under the 1933 Act, unless it is organized or incorporated, and owned, by accredited Investors (as defined in Rule 501(a) of Regulation D promulgated under the 1933 Act) who are not natural persons, estates or trusts.

“United States” or “U.S.” means the United States of America, its territories and possessions, any State of the United States, and the District of Columbia.

(ii)           The Apple Green Shareholder understands that no action has been or will be taken in any jurisdiction by the Company that would permit a public offering of the Securities in any country or jurisdiction where action for that purpose is required.

(iii)          The Apple Green Shareholder (i) as of the execution date of this Agreement is not located within the United States, and (ii) is not purchasing the Securities for the account or benefit of any U.S. Person, except in accordance with one or more available exemptions from the registration requirements of the 1933 Act or in a transaction not subject thereto.

(iv)          The Apple Green Shareholder will not resell the Securities except in accordance with the provisions of Regulation S (Rule 901 through 905 and Preliminary Notes thereto), pursuant to a registration statement under the 1933 Act, or pursuant to an available exemption from registration; and agrees not to engage in hedging transactions with regard to such securities unless in compliance with the 1933 Act.

(v)           The Apple Green Shareholder will not engage in hedging transactions with regard to shares of the Company prior to the expiration of the distribution compliance period specified in Category 2 or 3 (paragraph (b)(2) or (b)(3)) in Rule 903 of Regulation S, as applicable, unless in compliance with the 1933 Act; and as applicable, shall include statements to the effect that the securities have not been registered under the 1933 Act and may not be offered or sold in the United States or to U.S. persons (other than distributors) unless the securities are registered under the 1933 Act, or an exemption from the registration requirements of the 1933 Act is available.

(vi)           No form of “directed selling efforts” (as defined in Rule 902 of Regulation S under the 1933 Act), general solicitation or general advertising in violation of the 1933 Act has been or will be used nor will any offers by means of any directed selling efforts in the United States be made by the Apple Green Shareholder or any of their representatives in connection with the offer and sale of the Securities.

(d)            General Solicitation.  The Apple Green Shareholder is not issued the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(e)            Access to Information.  The Apple Green Shareholder acknowledges that it has been furnished with all materials relating to the offer and sale of the Securities which have been requested by Apple Green Shareholder and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Securities and the merits and risks of investing in the Securities; (ii) access to information about the Company and the Subsidiaries and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.  Neither such inquiries nor any other investigation conducted by or on behalf of such Investor or its representatives or counsel shall modify, amend or affect such Investor’s right to rely on the truth, accuracy and completeness of the Disclosure Materials and the Company’s representations and warranties contained in the Transaction Documents.

Section 4.5           Reliance on Exemptions.  The Apple Green Shareholder understands that the Common Stock is being offered and issued to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that BLES is relying upon, among other things, the truth and accuracy of, and Apple Green Shareholder’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Apple Green Shareholder set forth herein in order to determine the availability of such exemptions and the eligibility of Apple Green Shareholder to acquire the Common Stock. Apple Green Shareholder acknowledges and agrees that issuance of BLES Common Stock hereunder is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Act,”) by virtue of Regulation S promulgated thereunder the Act (“Regulation S”) and, accordingly, is being made to “non-U.S. Person” as that term is defined in Regulation S.

Section 4.6           Information.  Apple Green Shareholder and their advisors, if any, have been furnished with all materials relating to the offer and sale of the Common Stock which have been requested by Apple Green Shareholder. Apple Green Shareholder and their advisors, if any, have been afforded the opportunity to ask questions of BLES  Neither such inquiries nor any other due diligence investigations conducted by Apple Green Shareholder’s or their advisors, if any, or its representatives shall modify, amend or affect Apple Green Shareholder’s right to rely on the representations and warranties contained herein. Each Apple Green Shareholder understands that its investment in the Common Stock involves a high degree of risk and is able to afford a complete loss of such investment. The Apple Green Shareholder has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision in respect of its acquisition of the Common Stock.

Section 4.7           No Governmental Review.  Apple Green Shareholder understand that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Common Stock or the fairness or suitability of the investment in the Common Stock nor have such authorities passed upon or endorsed the merits of the offering of the Common Stock.

Section 4.8           Transfer or Resale.  Apple Green Shareholder understands:  (i) none of the Securities has been or are being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) Apple Green Shareholder shall have delivered to BLES an opinion of counsel, in a form reasonably acceptable to BLES, to the effect that such Securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) Apple Green Shareholder provides BLES with assurance reasonably acceptable to BLES that such Securities can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A promulgated under the 1933 Act, as amended, (or a successor rule thereto) (collectively, “Rule 144”); (ii) any sale of the Securities made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the Common Stock under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (iii) none of BLES or any other person is under any obligation to register the Common Stock under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

Section 4.9           Survival.  Each of the representations and warranties set forth in this Article IV shall be deemed represented and made by the Apple Green Shareholder at the Closing as if made at such time and shall survive the Closing for a period terminating on the second anniversary of the date of this Agreement.

ARTICLE V

COVENANTS

Section 5.1           Certain Changes and Conduct of Business.

(a)          From and after the date of this Agreement and until the Closing Date, BLES shall not, and the shareholders of BLES shall cause BLES not to, carry out any business other than maintaining its corporate existence and making any governmental filings necessary and in a manner consistent with all representations, warranties or covenants of BLES and the shareholders of BLES and shall not and shall cause BLES to not:

i.
make any change in its Articles of Incorporation or Bylaws; issue any additional shares of capital stock or equity securities or grant any option, warrant or right to acquire any capital stock or equity securities or issue any security convertible into or exchangeable for its capital stock or alter in any material term of any of its outstanding securities or make any change in its outstanding shares of capital stock or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

ii.	A.	incur, assume or guarantee any indebtedness for borrowed money, issue any notes, bonds, debentures or other corporate securities or grant any option, warrant or right to purchase any thereof; or

B.	issue any securities convertible or exchangeable for debt or equity securities of BLES;

iii.	make any sale, assignment, transfer, abandonment or other conveyance of any of its assets or any part thereof;

iv.	subject any of its assets, or any part thereof, to any lien or suffer such to be imposed t;

v.	acquire any assets, raw materials or properties, or enter into any other transaction;

vi.
enter into any new (or amend any existing) employee benefit plan, program or arrangement or any new (or amend any existing) employment, severance or consulting agreement, grant any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or grant any increase in the compensation payable or to become payable to any employee;

vii.	make or commit to make any material capital expenditures;

viii.	pay, loan or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its affiliates;

ix.	guarantee any indebtedness for borrowed money or any other obligation of any other person;

x.	fail to keep in full force and effect insurance comparable in amount and scope to coverage maintained by it (or on behalf of it) on the date hereof;

xi.	take any other action that would cause any of the representations and warranties made by it in this Agreement not to remain true and correct in all material aspect;

xii.	make any loan, advance or capital contribution to or investment in any person;

xiii.	make any change in any method of accounting or accounting principle, method, estimate or practice;

xiv.	settle, release or forgive any claim or litigation or waive any right;

xv.	commit itself to do any of the foregoing.

(b)           From and after the date of this Agreement and until the Closing Date Apple Green shall:

1.	continue to maintain, in all material respects, its properties in accordance with present practices in a condition suitable for its current use;

2.	conduct no business other than maintaining its corporate existence and making necessary governmental filings; and

3.	keep its books of account, records and files in the ordinary course and in accordance with existing practices.

Section 5.2           Access to Properties and Records.  Apple Green shall afford BLES’s accountants, counsel and authorized representatives, and BLES shall afford to Apple Green’s accountants, counsel and authorized representatives full access during normal business hours throughout the period prior to the Closing Date (or the earlier termination of this Agreement) to all of such parties’ properties, books, contracts, commitments and records and, during such period, shall furnish promptly to the requesting party all other information concerning the other party's business, properties and personnel as the requesting party may reasonably request, provided that no investigation or receipt of information pursuant to this Section 5.2 shall affect any representation or warranty of or the conditions to the obligations of any party.

Section 5.4           Consents and Approvals.  The parties shall:

(a)          use their reasonable commercial efforts to obtain all necessary consents, waivers, authorizations and approvals of all governmental and regulatory authorities, domestic and foreign, and of all other persons, firms or corporations required in connection with the execution, delivery and performance by them of this Agreement; and

(b)         diligently assist and cooperate with each party in preparing and filing all documents required to be submitted by a party to any governmental or regulatory authority, domestic or foreign, in connection with such transactions and in obtaining any governmental consents, waivers, authorizations or approvals which may be required to be obtained connection in with such transactions.

Section 5.5           Public Announcement.  Unless otherwise required by applicable law, the parties hereto shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement and shall not issue any such press release or make any such public statement prior to such consultation.

Section 5.6           Stock Issuance.  From and after the date of this Agreement until the Closing Date, neither BLES nor Apple Green shall issue any additional shares of its capital stock or other securities or equity interests except for the Common Stock which are to be issued pursuant to this Agreement.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF APPLE GREEN SHAREHOLDER

The obligations of Apple Green Shareholder to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by Apple Green Shareholder in their sole discretion:

Section 6.1           Representations and Warranties of BLES All representations and warranties concerning BLES made in this Agreement shall be true and correct on and as of the Closing Date as if again made by BLES as of such date.

Section 6.2           Agreements and Covenants.  BLES shall have performed and complied in all material respects to all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

Section 6.3           Consents and Approvals.  Consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement shall be in full force and effect on the Closing Date.

Section 6.4           No Violation of Orders.  No preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, which declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of BLES shall be in effect; and no action or proceeding before any court or governmental or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Section 6.5           Other Closing Documents.  Apple Green Shareholder shall have received such other certificates, instruments and documents in confirmation of the representations and warranties of BLES or in furtherance of the transactions contemplated by this Agreement as they or their counsel may reasonably request.

Section 6.6           Absence of Litigation. No action, suit or proceeding before any court or any governmental body or authority, pertaining to the transactions contemplated by this Agreement or to its consummation, shall have been instituted or threatened.

Section 6.7           Disposition of BLES’s Existing Business, Assets and Liabilities. As of the Closing Date, except for cash, BLES shall have no assets, including, without limitation, contract rights (other than its rights and obligations under contracts as set forth in Schedule 6.7), and BLES shall have no liabilities or contingent liabilities.

ARTICLE VII

CONDITIONS TO OBLIGATIONS OF BLES

The obligations of BLES to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by BLES in its sole discretion:

Section 7.1           Representations and Warranties of Apple Green and Apple Green Shareholder.  All representations and warranties made by Apple Green and Apple Green Shareholder in this Agreement shall be true and correct on and as of the Closing Date as if again made by Apple Green and Apple Green Shareholder on and as of such date.

Section 7.2           Agreements and Covenants.  Apple Green and Apple Green Shareholder shall have performed and complied in all material respects to all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

Section 7.3           Consents and Approvals.  All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement, shall have been duly obtained and shall be in full force and effect on the Closing Date.

Section 7.4           No Violation of Orders.  No preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, domestic or foreign, that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of Apple Green, taken as a whole, shall be in effect; and no action or proceeding before any court or government or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Section 7.5.          Other Closing Documents.  Apple Green shall have received such other certificates, instruments and documents in confirmation of the representations and warranties of Apple Green and Apple Green Shareholder or in furtherance of the transactions contemplated by this Agreement as BLES or its counsel may reasonably request.

Section 7.6            Absence of Litigation. No action, suit or proceeding before any court or any governmental body or authority, pertaining to the transactions contemplated by this Agreement or to its consummation, shall have been instituted or threatened against Apple Green or Apple Green Shareholder.

ARTICLE VIII

TERMINATION AND ABANDONMENT

SECTION 8.1       Methods of Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time before the Closing:

(a)           By the mutual written consent of the parties;

(b)           By BLES upon a material breach of any representation, warranty, covenant or agreement on the part of Apple Green Shareholder set  forth in this Agreement, or if any representation or warranty of Apple Green and Apple Green Shareholder shall become untrue, in either case such that any of the conditions set forth in Article VII hereof would not be satisfied, and such breach shall, if capable of cure, has not been cured within ten (10) days after receipt by the party in breach of a notice from the non-breaching party setting forth in detail the nature of such breach;

(c)           By Apple Green Shareholder, upon a material breach of any representation, warranty, covenant or agreement on the part of BLES set forth in this Agreement, or, if any representation or warranty of BLES and the shareholders of BLES shall become untrue, in either case such that any of the conditions set forth in Article VI hereof would not be satisfied, and such breach shall, if capable of cure, not have been cured within ten (10) days after receipt by the party in breach of a written notice from the non-breaching party setting forth in detail the nature of such breach; and

(d)          By any party if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use its best efforts to lift), which permanently restrains, enjoins or otherwise prohibits the transactions contemplated by this Agreement.

Section 8.2          Procedure Upon Termination.  In the event of termination and abandonment of this Agreement by a party pursuant to Section 8.1, written notice thereof shall forthwith be given by the terminating party to the other parties and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action.  If this Agreement is terminated as provided herein, no party to this Agreement shall have any liability or further obligation to any other party to this Agreement; provided, however, that no termination of this Agreement pursuant to this Article VIII shall relieve any party of liability for a breach of any provision of this Agreement occurring before such termination.

ARTICLE IX

MISCELLANEOUS PROVISIONS

Section 9.1           Survival of Provisions.  The respective representations, warranties, covenants and agreements of each of the parties to this Agreement (except covenants and agreements which are expressly required to be performed and are performed in full on or before the Closing Date) shall survive the Closing Date and the consummation of the transactions contemplated by this Agreement for a period of one year. In the event of a breach of any of such representations, warranties or covenants, the party to whom such representations, warranties or covenants have been made shall have all rights and remedies for such breach available to it under the provisions of this Agreement or otherwise, whether at law or in equity, regardless of any disclosure to, or investigation made by or on behalf of such party on or before the Closing Date.

Section 9.2           Publicity.  No party shall cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without the consent of the other parties, unless a press release or announcement is required by law.  If any such announcement or other disclosure is required by law, the disclosing party agrees to give the non-disclosing parties prior notice and an opportunity to comment on the proposed disclosure.

Section 9.3           Successors and Assigns.  This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns; provided, however, that no party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other parties.

Section 9.4           Fees and Expenses.  Except as otherwise expressly provided in this Agreement, all legal and other fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses.

Section 9.5           Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally or sent by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses:

If to BLES to:

30, Jalan PJS 7/19
Bandar Sunway
46150 Petaling Jaya
Selangor, Malaysia
Attn: Vincent Loy Chee Yaw
Tel. +603 5636 1869
Fax +603 5636 1771

If to Apple Green or Apple Green Shareholder, to:

30, Jalan PJS 7/19
Bandar Sunway
46150 Petaling Jaya
Selangor, Malaysia
Attn:
Tel. +603 5636 1869
Fax +603 5636 1771

or to such other persons or at such other addresses as shall be furnished by any party by like notice to the others, and such notice or communication shall be deemed to have been given or made as of the date so delivered or mailed. No change in any of such addresses shall be effective insofar as notices under this Section 9.5 are concerned unless such changed address is located in the United States of America and notice of such change shall have been given to such other party hereto as provided in this Section 9.5

Section 9.6           Entire Agreement.  This Agreement, together with the exhibits hereto, represents the entire agreement and understanding of the parties with reference to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein or in the exhibits, certificates and other documents delivered in accordance herewith.  This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement.  No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving this Agreement.

Section 9.7           Severability.  This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof.  Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible so as to be valid and enforceable.

Section 9.8           Titles and Headings.  The Article and Section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 9.9           Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

Section 9.10         Convenience of Forum; Consent to Jurisdiction.  The parties to this Agreement, acting for themselves and for their respective successors and assigns, without regard to domicile, citizenship or residence, hereby expressly and irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent and subject themselves to the jurisdiction of, the courts of the State of New York located in County of New York, and/or the United States District Court for the Southern District of New York, in respect of any matter arising under this Agreement. Service of process, notices and demands of such courts may be made upon any party to this Agreement by personal service at any place where it may be found or giving notice to such party as provided in Section 9.5.

Section 9.11         Enforcement of the Agreement.  The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereto, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.12         Governing Law.  This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of New York without giving effect to the choice of law provisions thereof.

Section 9.13         Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto.  No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

IN WITNESS WHEREOF, the parties hereto have executed this Share Exchange Agreement as of the date first above written.

BLUE SUN MEDIA, INC.

By:
Name:	Vincent Loy Ghee Yaw
Title:	Chief Executive Officer

APPLE GREEN INTERNATIONAL LIMITED

By:
Name:	Sin Sook Chen
Title:	Director

APPLE GREEN SHAREHOLDER:

APPLE GREEN VENTURE SDN. BHD.

By:
Name:	Vincent Loy Ghee Yaw
Title:	Director

Schedule 3.1(a)

List of Subsidiaries

1. Apple Green Hong Kong Limited, a company formed in Hong Kong on December 10, 2004, is a wholly owned subsidiary of Apple Green International Limited.

2. Microbial International Sdn. Bhd., formed in Malaysia on October 10, 2000, is a wholly-owned subsidiary of Apple Green International Limited.

3. SS Microbial Sdn. Bhd., formed in Malaysia on January 7, 2009, is a subsidiary of Microbial International Sdn. Bhd., which owns 55% of equity interest of SS Microbial Sdn. Bhd.

Exhibit A

List of Apple Green Shareholder

Name of Shareholder	Number of BLES Common Stock	Address
Apple Green Venture Sdn. Bhd.	389,800,000